ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

Income Securities Trust (JHS)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Nominees to serve until their respective successors have been duly elected and qualified. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	9,039,726	240,552
Peter S. Burgess	9,062,578	217,700
William H. Cunningham	9,100,143	180,135
Grace K. Fey	9,036,621	243,657
Theron S. Hoffman	9,063,622	216,656
Deborah C. Jackson	9,098,733	181,545
Hassell H. McClellan	9,044,508	235,770
James M. Oates	9,040,289	239,989
Steven R. Pruchansky	9,094,643	185,635
Gregory A. Russo	9,112,320	167,958
Non-Independent Trustees
James R. Boyle	9,068,469	211,809
Craig Bromley	9,034,479	245,799
Warren A. Thomson	9,062,938	217,340